[ARTICLE]   5
[LEGEND]

Registrant is a limited partnership which invests in a real estate joint venture. In accordance with industry practice, its balance sheet is unclassified. For full information, refer to the accompanying unaudited financial statements.

[/LEGEND]
[TABLE]
[S]                                               [C]
[PERIOD TYPE]                      6-MOS
[FISCAL-YEAR-END]                             DEC-31-2000
[PERIOD-END]                                  JUN-31-2000
[CASH]                                          1,438,611
[SECURITIES]                                            0
[RECEIVABLES]                                       1,445
[ALLOWANCES]                                            0
[INVENTORY]                                             0
[CURRENT-ASSETS]                                        0
[PP&E]                                                  0
[DEPRECIATION]                                          0
[TOTAL-ASSETS]                                  1,521,702  [F1]
[CURRENT-LIABILITIES]                                   0
[BONDS]                                                 0
[COMMON]                                                0
[PREFERRED-MANDATORY]                                   0
[PREFERRED]                                             0
[OTHER-SE]                                      1,239,137  [F2]
[TOTAL-LIABILITY-AND-EQUITY]                    1,521,702  [F3]
[SALES]                                                 0
[TOTAL-REVENUES]                                5,440,213  [F4]
[CGS]                                                   0
[TOTAL COSTS]                                           0
[OTHER EXPENSES]                                   82,217
[LOSS-PROVISION]                                        0
[INTEREST-EXPENSE]                                      0
[INCOME-PRETAX]                                 5,357,996
[INCOME-TAX]                                            0
[INCOME-CONTINUING]                             5,357,996
[DISCONTINUED]                                          0
[EXTRAORDINARY]                                         0
[CHANGES]                                               0
[NET-INCOME]                                    5,357,996
[EPS-PRIMARY]                                       17.48  [F5]
[EPS-DILUTED]                                           0

[FN]

[F1] In addition to cash and receivables, total assets include an investment in joint venture of $81,646.

[F2]  Represents partners' capital.

[F3] Liabilities include accounts payable and accrued liabilities of $148,927 and distributions payable to General Partners of $133,638.

[F4] Total revenues include equity in earnings of joint venture of $5,278,010 and interest and other revenue of $162,203.

[F5]  Represents net income per Unit of limited partnership interest.

[/FN]
[/TABLE]